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                                                                   EXHIBIT 10.12

                             [INTRACEL LETTERHEAD]



19 May 1998
                              VIA FEDERAL EXPRESS

Mr. Carl Foster
1747 Morgan Lane
Collegeville, PA 19426

Dear Carl:

I am pleased to extend the offer outlined below for you to become the Vice President, Business Development of Intracel Corporation. The terms of our offer are as follows:

Title:              Vice President, Business Development

Supervision/        Simon R. McKenzie, CEO
Reporting:

Responsibilities:   You will be responsible for establishing value-building
                    relationships with pharmaceutical and biotechnology companies as well as with academic institutions. You will lead the company's efforts to conceive, initiate, structure and negotiate business development agreements that maximize and complement the company's assets and are in sync with its strategic mission. These agreements will encompass major strategic partnerships and collaborations as well as technology in-licensing, product in and out-licensing, co-promotion arrangements and manufacturing and supply arrangements. You will also be intimately involved in coordinating the company's strategic planning activities.
                    Furthermore, you will be part of a senior management team which assesses and, when appropriate, implements the acquisition of products/businesses that significantly enhance the realization of the company's vision.

Salary:             $200,000/annually

Performance Bonus   Substantially all of your bonus for the first two (2) years
Incentives:         will be tied directly to the achievement of your individual objectives.

                    First year bonus guarantee: to facilitate your transition, we will effectively guarantee our first year's total compensation will not be less than $300,000.

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Mr. Carl Foster
May 19, 1998
Page Two

Incentive Stock          You will receive 100,000 Incentive Stock Options at the
Options:                 minimum exercise price to vest in accordance with the
                         following:
                         At Commencement of
                         Employment                                          25%

                         At 1st Anniversary                                  25%

                         At 2nd Anniversary                                  25%

                         At 3rd Anniversary                                  25%

                         Accelerated Vesting. If you achieve your first year's objectives, you will also vest 50% of the Year 2 Options. If you achieve your second year's objectives, you will also vest 50% of the Year 3 Options.


Performance Review:      A performance review will be completed six months
                         following commencement of employment with the Company and annually, thereafter.


Vacation                 Three weeks per year.


Other Benefits           You will become eligible for participation in the
                         following benefits following a 90-day waiting period:
                              [ ]   The Company's Health Plan
                              [ ]   The Cafeteria Plan and Trust
                              [ ]   401K Plan


Relocation Allowance:    The Company will reimburse you for all moving expenses
                         as and when they are incurred up to a maximum of $40,000. The Company will work with you to provide reasonable assistance, if necessary, in connection with your relocation to the Rockville area. The Company will also reimburse you for reasonable costs relating to temporary housing in the Rockville area for your first year of employment with Intracel Corporation.

Severance:               Six months, if for no cause.
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Mr. Carl Foster
May 19, 1998
Page Three

Change in Control:     A Change-In-Control is defined as including a merger of
                       the Company whereby the Company no longer exists as a separate entity, the Company survives the merger only as a subsidiary of another corporation, or for the merger of another corporation into the Company which survives if; as a result of such merger less than sixty percent
                       (60%) of the outstanding voting securities of the Company shall be owned in the aggregate immediately after such merger by the owners of the voting shares of the Company outstanding immediately prior to such merger. In the event of a Change-In-Control, all of your stock options will be vested 100% and your salary, bonus and office allowance for one year will be paid to you in lump sum immediately after the Change-In-Control occurs.
                       A letter will be provided that will further describe additional definitions of a Change-In-Control and any additional benefits that will become payable.

Start Date:            Mutually agreeable date, ASAP.

At the commencement of your employment, you will also be required to sign an Employment and Confidentiality Agreement under the terms of which you will agree, amongst other things, that everything you develop at Intracel will be the sole property of the Company and that you will not disclose any confidential or proprietary information to third parties.

As a condition of employment, you must meet the requirements of the Immigration Reform and Control Act of 1986. Employment is also contingent upon submitting to a drug screening test, for which a negative result is required.

Please review the terms of this offer carefully, call me with any questions, and if you are in agreement with these terms of employment, please return a signed duplicate copy of this offer letter to me indicating your acceptance. By signing this letter, you will agree that this letter contains the entire agreement between Intracel Corporation and yourself and that you have not been offered, either verbally or in writing, any additional inducements or been made any other promises relating to your employment with the Company.

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Mr. Carl Foster
May 19, 1998
Page Four

Carl, it has been our pleasure to make your acquaintance during the course of our recruitment for this position. We have full confidence in your ability to be a very successful Vice President, Business Development at Intracel and we look forward to working with you in the near future.

Sincerely yours,

/s/ SIMON R. MCKENZIE
------------------------------
Simon R. McKenzie
Chief Executive Officer

SRM:gcm


Agreed to and Accepted:

5-20-98                                          /s/  CARL FOSTER
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 Date                                              Carl Foster